Free Writing Prospectus Filed on January 16, 2008	Filed Pursuant To Rule 433 Registration Statement No. 333-134038

OESTERREICHISCHE KONTROLLBANK AKTIENGESELLSCHAFT

$ 2,000,000,000 2.875% GUARANTEED GLOBAL NOTES DUE 2011

FINAL TERM SHEET

January 16, 2008

Issuer:	Oesterreichische Kontrollbank AG (“OeKB”)

Guarantor:	Republic of Austria

Rating:	Aaa / AAA

Principal Amount:	US$ 2 billion

Pricing Date	January 16, 2008

Closing Date:	January 24, 2008

Maturity Date:	March 15, 2011

Redemption Price:	100%

Interest Rate:	2.875% per annum (paid semi-annually 30/360, following, unadjusted)

Interest Payment Dates:	March 15 and September 15

First Interest Payment Date:	September 15, 2008

Reoffer Spread:	50.25 bps over 3.25% UST due December 31, 2009, yielding 2.961% semi-annually

Reoffer Price:	99.740%

Format:	SEC registered global notes

Denominations:	USD 1,000

Listing:	Regulated Market of the Luxembourg Stock Exchange

Business Days:	New York, London

Clearing System:	DTC, Clearstream Luxembourg, Euroclear

Joint Lead Managers:	Goldman Sachs International, J.P. Morgan Securities Ltd. and Nomura International plc

Co-Managers:	BNP Paribas, Citigroup Global Markets Inc., Morgan Stanley & Co. International plc, UBS Limited

Stabilization Manager:	Nomura International plc

You can access the prospectus relating to the registration statement and additional information relating to OeKB and the Notes at the following websites:

http://www.sec.gov/Archives/edgar/data/202811/000119312507192531/0001193125-07-192531-index.htm

http://www.sec.gov/Archives/edgar/data/202811/000119312508007188/dfwp.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect at +44 20 7521 5652.